Exhibit (a)(1)(D)

Mattersight Corporation

200 S. Wacker Drive, Suite 820

Chicago, Illinois 60606

March 16, 2012

To Holders of Our 7% Series B Convertible Preferred Stock:

Mattersight Corporation (the “Company”) is offering to purchase up to 111,605 shares of its 7% Series B Convertible Preferred Stock (“Series B Stock”) at a purchase price of $8.60 per share, plus accrued and unpaid dividends up to, but not including, the date such shares are purchased, less any applicable withholding taxes and without interest, in cash, on the terms and subject to the conditions set forth in the enclosed Offer to Purchase and related Letter of Transmittal.

On December 19, 2011, the Company entered into a Purchase and Settlement Agreement (the “Settlement Agreement”) with various affiliates of Technology Crossover Ventures (“TCV”) to settle arbitration relating to the parties’ dispute regarding the effect of the sale of the Company’s Integrated Contact Solutions Business Unit on the Series B Stock. Under the terms of the Settlement Agreement, the Company repurchased, as of December 20, 2011, all of the 1,872,805 shares of Series B Stock held by TCV for $8.60 per share plus accrued and unpaid dividends. The purchase price that the Company is offering to pay for each share of Series B Stock tendered pursuant to this tender offer is the same purchase price paid to TCV for each share of Series B Stock purchased by the Company pursuant to the Settlement Agreement.

Certain of our stockholders have elected not to participate in the tender offer. Effective December 19, 2011, the Company entered into letter agreements (the “Letter Agreements”) with certain holders of Series B Stock holding 1,559,091 shares of Series B Stock. Pursuant to the Letter Agreements, such holders of Series B Stock have informed the Company that they will not sell their Series B Stock in the tender offer. The holders of Series B Stock who executed the Letter Agreements are Sutter Hill Ventures, a significant stockholder of the Company; Kelly D. Conway, a director and the president and chief executive officer of the Company; William B. Noon, vice president and chief financial officer of the Company; Michael Murray, a director of the Company; Christopher J. Danson, executive vice president of delivery of the Company; and Michael Tokarz, a significant stockholder of the Company.

If you do not wish to participate in the tender offer, you do not need to take any action.

The tender offer is explained in detail in the enclosed Offer to Purchase and related Letter of Transmittal. If you wish to tender your Series B Stock, instructions on how to tender your shares are provided in the enclosed materials. I encourage you to read these materials carefully before making any decision with respect to the tender offer.

NEITHER THE COMPANY NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE INFORMATION AGENT NOR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES B STOCK, AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SERIES B STOCK AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. YOU SHOULD ALSO DISCUSS WHETHER TO TENDER YOUR SERIES B STOCK WITH YOUR FINANCIAL OR TAX ADVISORS.

Please note that the tender offer is scheduled to expire at 5:00 p.m., Chicago time, on Friday, April 13, 2012, unless we extend it.

Any stockholder whose Series B Stock is properly tendered directly to Broadridge Corporate Issuer Solutions, Inc., the Depositary for the tender offer, and purchased in the tender offer, will not incur the usual transaction costs associated with open market sales.

If you have any questions regarding the tender offer or need assistance in tendering your Series B Stock, please contact Broadridge Corporate Issuer Solutions, Inc., who is also acting as the Information Agent for the tender offer, at 1-877-830-4936.

Sincerely,

Kelly D. Conway
President and Chief Executive Officer